Exhibit 10.1

EXECUTION VERSION

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (this “Agreement”) dated as of April 29, 2024, by and among Chicken Soup for the Soul Entertainment Inc., a Delaware corporation (“CSSE Borrower”), Redbox Automated Retail, LLC, a Connecticut limited liability company (“Redbox Borrower”, and together with the CSSE Borrower, the “Borrowers”), the other Guarantors listed on the signature pages hereto (the “Guarantors”, and together with the Borrowers, the “Credit Parties”), the Lenders party to the Credit Agreement (as defined below) listed on the signature pages hereto and HPS Investment Partners, LLC, in its capacity as Administrative Agent and Collateral Agent (in such capacities, the “Agent”) under the Credit Agreement.

Reference is made to that certain Amended and Restated Credit Agreement, dated as of August 11, 2022, among the Borrowers, the Lenders party thereto and the Agent, as amended, restated, supplemented or otherwise modified by that certain First Amendment, dated as of the date hereof (the “Amendment”, and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The Credit Parties have requested that the Lenders and the Agent forbear from exercising certain rights, remedies, powers, privileges and defenses under the Credit Agreement and the other Loan Documents, for the period of time set forth herein and subject to the terms and conditions hereof, solely with respect to the following Events of Default and expected Events of Default (collectively, the “Specified Defaults”):

(a)            the Event of Default arising under Section 7.01(c) of the Credit Agreement for the failure of the Borrowers to pay the interest payments due under the Credit Agreement on February 15, 2024 and March 20, 2024, which failure has continued beyond the applicable three Business Day grace periods;

(b)            the Event of Default arising under Section 7.01(d)(ii) of the Credit Agreement for the failure of the Borrowers to deliver quarterly financial statements for the fourth fiscal quarter ending December 31, 2023 required under Section 5.04(b)(ii) of the Credit Agreement;

(c)            the Event of Default arising under Section 7.01(d)(ii) of the Credit Agreement for the inclusion of a going concern qualification in the audited financial statements for the fiscal year ended December 31, 2023 under Section 5.04(a) of the Credit Agreement;

(d)            the Event of Default arising under Section 7.01(e) of the Credit Agreement for the failure to cause the following Subsidiaries of the CSSE Borrower to become Subsidiary Loan Parties within the time periods required under the Credit Agreement: At Home With, LLC; Dirty Pool, LLC; Mutual Aid, LLC; and SMV Content, LLC required under Section 5.10 of the Credit Agreement;

(e)            the Event of Default arising under Section 7.01(d)(i) of the Credit Agreement for the making of distributions prior to the date hereof on the CSSE Borrower’s Series A preferred stock in violation of Section 6.06(k) of the Credit Agreement at a time when Events of Default were continuing;

(f)             the Event of Default arising under Section 7.01(e) of the Credit Agreement for the entering into agreements prior to the date hereof for the factoring of receivables with non-commercial banks in violation of the definition of “Permitted Non-Recourse Factoring Transactions”

(g)            the expected Events of Default arising under Section 7.01(c) of the Credit Agreement for the expected failure of the Borrowers to pay the interest payments due under the Credit Agreement during the Forbearance Period (the “Expected Interest Defaults”); and

(h)            the expected Events of Default arising under Section 7.01(d)(ii) of the Credit Agreement for the failure of the Borrowers to deliver quarterly financial statements during the Forbearance Period required under Section 5.04(b)(ii) of the Credit Agreement (the “Expected Reporting Defaults”) and

(i)             expected Events of Default arising under Section 7.01(f) of the Credit Agreement or Section 7.01(j)  of the Credit Agreement after the date of this Agreement and so long as the holder(s) of the applicable Indebtedness or judgment have not exercised rights or remedies thereunder with respect to collateral or judgment liens or received any payment or other consideration to waive the underlying default(s) (the “Potential Cross Defaults”).

The Agent and the Lenders party hereto (collectively, the “Lender Group”) are willing to, for the period of time set forth herein and subject to the terms and conditions hereof, forbear from exercising certain rights, remedies, powers, privileges and defenses under the Credit Agreement and the other Loan Documents solely with respect to the Specified Defaults.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Credit Parties, the Agent and the Lender Group hereby agree as follows:

Section 1. Definitions and Rules of Interpretation. Except as otherwise defined in this Agreement, terms defined in the Credit Agreement are used herein as defined therein. For purposes of this Agreement, the following terms shall have the following meanings:

1.01.   Defined Terms.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Claim” has the meaning specified in Section 8 of this Agreement.

“Effective Date” means the date on which the conditions specified in Section 5 are satisfied (or waived by the Lender Group).

“Forbearance Period” has the meaning specified in Section 2.02 of this Agreement.

“Forbearance Termination Date” means the earliest to occur of (i) 11:59 p.m. (New York time) on June 6, 2024 if each of the Proposed Financings (as defined in the Amendment) are not consummated on or prior to such date or the Initial Prepayment (as defined in the Amendment) has not been made on or prior to such date; provided that in the event the Proposed Financings are consummated and the Initial Prepayment, together with interest thereon, plus the payment of legal fees set forth in Section 3.02(d) are paid prior to the expiration of the Forbearance Period, the date in this clause (i) shall be extended to September 30, 2024 (the “Extended Forbearance Date”); (ii) at the election of the Lender Group upon a breach or default by any Credit Party in the performance of its obligations under the Forbearance Agreement that remains uncured for five (5) Business Days after any Credit Party has obtained knowledge thereof; (iii) if any proposed provider of a Proposed Financing indicates in writing that it shall cease to pursue the consummation of such Proposed Financing or otherwise ceases pursuing such Proposed Financing, on the third Business Day after receipt of such writing or such provider ceasing to pursue such Proposed Financing; or (iv) the occurrence of any Event of Default under the Credit Agreement (including, without limitation, the commencement of any proceeding or the filing of any petition seeking relief under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law) or any other Loan Document, in each case, other than the Specified Defaults.

Forbearance Agreement

“Lender Group” has the meaning specified in the fourth recital of this Agreement.

“Lender Parties” has the meaning specified in Section 8 of this Agreement.

“Releasing Party” has the meaning specified in Section 8 of this Agreement.

“Specified Defaults” has the meaning specified in the third recital of this Agreement.

1.02.   Rules of Interpretation. Unless otherwise expressly indicated, a reference to any document or agreement shall include such document or agreement as amended, modified, restated or supplemented from time to time in accordance with its terms and the terms of this Agreement. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section or Exhibit shall be to a Section or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 2.   Acknowledgments and Agreements; Limited Forbearance in Respect of Specified Defaults.

2.01. Acknowledgement of Credit Parties. To induce the Agent and the Lenders to execute this Agreement, each Credit Party hereby acknowledges, stipulates, represents, warrants and agrees as follows:

(a)            Each Specified Default constitutes an Event of Default that (i) other than the Expected Interest Defaults, the Expected Reporting Defaults and the Potential Cross Defaults, has occurred, remains uncured, has not been waived and is continuing as of the date of this Agreement and cannot be cured or (ii) in the case of the Expected Interest Defaults, the Expected Reporting Defaults and the Potential Cross Defaults, is expected to occur. Except for the Specified Defaults, no other Defaults or Events of Default have occurred and are continuing as of the date hereof, or to the best of its knowledge are expected to occur. Except as expressly set forth in this Agreement, the agreements of the Agent and the Lender Group hereunder to forbear in the exercise of their respective rights, remedies, powers, privileges and defenses under the Loan Documents in respect of the Specified Defaults during the Forbearance Period do not in any manner whatsoever limit any right of any of the Agent and the Lenders to insist upon strict compliance with this Agreement or any Loan Document during the Forbearance Period.

(b)            Nothing has occurred that constitutes or otherwise can be construed or interpreted as a waiver of, or otherwise to limit in any respect, any rights, remedies, powers, privileges and defenses any of the Lenders or the Agent have or may have arising as the result of any Event of Default (including any Specified Default) that has occurred or that may occur under the Credit Agreement, the other Loan Documents or applicable law. Each member of the Lender Group has acted reasonably, in good faith, and in compliance with applicable law in connection with the negotiation and enforcement of the Credit Agreement, the other Loan Documents, and this Agreement. The Agent’s and the Lender Group’s actions in entering into this Agreement are without prejudice to the rights of any of the Agent and the Lenders to pursue any and all remedies under the Loan Documents pursuant to applicable law or in equity available to it in its sole discretion upon the termination (whether upon expiration thereof, upon acceleration or otherwise) of the Forbearance Period.

Forbearance Agreement

(c)            The aggregate outstanding principal amount of the Loans as of April 24, 2024 was equal to $500,876,623.42. The foregoing amount does not include fees, expenses, interest (including default interest) and other amounts that are chargeable or otherwise reimbursable under the Loan Documents.

(d)            All of the assets pledged, assigned, conveyed, mortgaged, hypothecated or transferred (or purported to be pledged, assigned, conveyed, mortgaged, hypothecated or transferred) to the Agent pursuant to the Security Documents are (and shall continue to be) subject to valid and enforceable liens and security interests of the Agent, as collateral security for all of the Obligations, subject to no Liens other than Liens permitted by Section 6.02 of the Credit Agreement. Each Credit Party hereby reaffirms and ratifies its prior conveyance to the Agent of a continuing security interest in and lien on the Collateral, except to the extent of security interests and liens released solely to the extent provided by, and in accordance with, the Amendment.

(e)            The obligations of the Credit Parties under this Agreement of any nature whatsoever, whether now existing or hereafter arising, are hereby deemed to be “Obligations” for all purposes of the Loan Documents and the term “Obligations” when used in any Loan Document shall include all such obligations hereunder.

(f)            Default interest is due and owing on the Obligations and the Obligations shall continue to accrue interest at the Default Rate provided in Section 2.13(c) of the Credit Agreement.

(g)            As of the date hereof, the Lenders shall not have any obligation to make any further Loans under the Credit Agreement.

(h)            There are no claims, demands, offsets or defenses at law or in equity that would defeat or diminish the Obligations under the Credit Agreement nor the Agent’s or any Lender’s present and unconditional right to collect the indebtedness evidenced by the Loan Documents, and to proceed to enforce the rights and remedies available to the Agent and Lenders as provided in the Loan Documents as of the date hereof.

2.02.   Limited Forbearance. Subject (i) to the satisfaction of the conditions precedent set forth in Section 5 below and (ii) to the continuing effectiveness and enforceability of the Loan Documents in accordance with their terms, the Agent and the Lender Group agree to forbear in the exercise of their respective rights, remedies, powers, privileges and defenses under the Loan Documents solely in respect of the Specified Defaults for the period (the “Forbearance Period”) commencing on the Effective Date and ending automatically and without further action or notice on the Forbearance Termination Date (including, if applicable, the Extended Forbearance Date); provided that (i) each Credit Party shall comply with all limitations, restrictions, covenants and prohibitions that would otherwise be effective or applicable under the Loan Documents and this Agreement, and (ii) nothing herein shall be construed as a waiver by the Agent or any Lender of any Specified Default.

Forbearance Agreement

2.03.   Termination of Forbearance Period. Upon the occurrence of the Forbearance Termination Date (including, if applicable, the Extended Forbearance Date), the agreement of the Agent and the Lender Group to comply with any of their obligations hereunder, including the agreement to forbear, shall automatically and without any further action or notice terminate and be of no force and effect; it being expressly agreed that the effect of the termination of the Forbearance Period will be to permit the Agent and the Lenders to exercise, or cause the exercise of, any rights, remedies, powers, privileges and defenses available to any of them under the Credit Agreement, the other Loan Documents or applicable law, immediately, without any further notice, demand, passage of time, presentment, protest or forbearance of any kind (all of which each Credit Party hereby waives).

2.04.   Limitation of Forbearance. The Credit Parties understand and accept the temporary nature of the forbearance provided hereby and that the Agent and the Lender Group have given no assurances that they will extend such forbearance beyond the Forbearance Period (except as provided in the proviso to clause (i) of the definition of “Forbearance Termination Date”) or provide waivers under or amendments to the Credit Agreement or any other Loan Document except as expressly provided in the Amendment. Nothing in this Agreement constitutes a legal obligation on the Agent and the Lender Group to participate in any restructuring or full settlement of the Credit Agreement or to execute any related documents and no such legal obligation shall arise except pursuant to mutually agreed executed definitive documentation, including without limitation the Amendment.

Section 3. Covenants.

3.01.  Information Rights. At all times and as reasonably requested by the Agent, the Credit Parties and their financial advisors shall provide the Agent and the Lenders with all information related to the business (including the assets, claims, liabilities and Proposed Financings) of the Credit Parties as Agent may request, including, without limitation, weekly calls with and access to the Restructuring Advisor (as defined in the Amendment) and the Financial Advisor (as defined in the Amendment) (beginning with the first Monday after the Effective Date and on each Monday of each calendar week thereafter, a report from the Financial Advisor on the sale process of the Credit Parties for the immediately preceding calendar week and a report from the Restructuring Advisor regarding the liquidity and liabilities of the Credit Parties and status of the Proposed Financings (including following consummation thereof, the use of proceeds thereof), reasonable access to data rooms organized by such advisors and deliverables produced by such advisors. The provisions of this Section 3.01 shall be in addition to any other information sharing requirements the Borrowers may have under the Loan Documents and this Agreement.

3.02.  Specific Deliverables.

(a)	(x) Not later than May 3, 2024:

(1)            the Borrowers (i) shall have retained, and continued to have retained, the Financial Advisor and (ii) shall have retained, and continued to have retained, the Restructuring Advisor, in each case, to include within their respective scopes (A) working with the Strategic Review Committee to evaluate strategic alternatives for the Borrowers and their Subsidiaries with respect to asset sales and (B) reporting to the Strategic Review Committee and the Lenders;

Forbearance Agreement

(2)            the Agent shall have received duly executed voting proxies by the owners of the majority equity voting interests in the CSSE Borrower in favor of the Restructuring Transactions, in form and substance satisfactory to the Agent. As used herein, “Restructuring Transactions” shall mean both (i) the sale transactions occurring on and after the Forbearance Termination Date (including, without limitation, the Disposition of non-core assets and/or one or more Company Sale Transactions, each as defined in the Amendment) and (ii) if approved by the Strategic Review Committee (in consultation with the Lenders), a Chapter 11 pre-arranged restructuring of the Credit Parties on terms consistent with the restructuring term sheet attached hereto as Exhibit A; and

(3)            the Strategic Review Committee (as defined in the Amendment) shall be formed with respect to each Credit Party in accordance with and as required by the Amendment; and

(y)            Not later than May 10, 2024, the Chief Restructuring Officer (as defined in the Amendment) shall be retained by each Credit Party in accordance with and as required by the Amendment (it being understood that the effectiveness of the employment of the Chief Restructuring Officer shall occur automatically upon the occurrence of the Forbearance Termination Date, but not earlier than such date).

(b)            Not later than May 31, 2024, the Agent shall have received an updated Perfection Certificate duly executed and delivered on behalf of each of the Credit Parties by a responsible officer thereof, in form and substance reasonably satisfactory to the Agent.

(c)            Not later than 60 days after the Effective Date, the Agent shall have received a working capital aging report for the immediately preceding fiscal month in form reasonably satisfactory to the Agent.

(d)            Concurrent with the execution and delivery of the definitive documentation for the Proposed Financings (and in no event later than June 6, 2024), the Agent shall have received payment, in cash, of up to 1.00% of the aggregate proceeds of the Proposed Financings (being $1,750,000) which shall be used to pay outstanding costs and expenses of the Agent and the Lender Group, including fees, disbursements and expenses of Milbank LLP and Quinn Emanuel Urquhart & Sullivan, LLP, each, in its capacity as counsel to the Agent. For the avoidance of doubt, any remaining unpaid fees expenses of such counsel after application of the foregoing shall remain outstanding and payable by the Credit Parties.

Section 4.   Representations and Warranties. Each of the Credit Parties represents and warrants to the Agent and the Lenders that the representations and warranties set forth in Article III of the Credit Agreement, and in each of the other Loan Documents, are true and complete on the Effective Date as if made on and as of the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date) and as if each reference to Article III of the Credit Agreement to “this Agreement” included reference to this Agreement.

Forbearance Agreement

Section 5.   Conditions Precedent. The effectiveness of this Agreement and the obligations of the Lender Group hereunder is subject to the satisfaction, or waiver by the Lender Group, of the following conditions:

5.01.   Counterparts. Receipt by Agent of counterparts of this Agreement executed by the Borrowers, each Guarantor, each other party hereto and Lenders constituting the “Required Lenders” under the Credit Agreement.

5.02.   Security Documents. The Agent and its counsel shall be satisfied that all Control Agreements and other Security Documents required under the Loan Documents have been delivered and are in full force and effect, and all required perfection and priority steps with respect thereto shall have been taken.

5.03.   No Default. No Default or Event of Default other than the Specified Defaults shall have occurred and be continuing.

5.04.   Representations and Warranties. As of the Effective Date, the representations and warranties contained in this Agreement, the Credit Agreement and in each other Loan Documents shall be true and correct in all material respects on and as of the Effective Date as if made on and as of the Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

5.05.   Executed Term Sheets. Each of the term sheets for the Proposed Financings shall be executed by the parties thereto.

5.06.   Other. All documents, certificates and instruments relating to this Agreement shall be in form and substance acceptable to the Agent, as conclusively evidenced by Agent’s delivery of its executed counterparty of this Agreement.

Section 6. [Reserved].

Section 7. No Waiver; Reservation of Rights. The Agent and each of the Lenders has not waived, and is not waiving, by the execution of this Agreement or the acceptance of any payments hereunder or under the Credit Agreement any Default or Event of Default (including any Specified Default) whether now existing or hereafter arising under the Credit Agreement or any of the other Loan Documents, or its respective rights, remedies, powers, privileges and defenses arising as a result thereof or otherwise, and no failure on the part of the Agent or the Lenders to exercise and no delay in exercising, including without limitation the right to take any enforcement actions, and no course of dealing with respect to, any right, remedy, power, privilege or defense hereunder, under the Credit Agreement or any other Loan Document, at law or in equity or otherwise, arising as the result of any Default or Event of Default (including any Specified Default) whether now existing or hereafter arising under the Credit Agreement or any of the other Loan Documents or the occurrence thereof or any other action by Credit Parties and no acceptance of partial performance or partial payment by the Agent or the Lenders, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, privilege or defense hereunder, under the Credit Agreement or under any other Loan Document, at law, in equity or otherwise, preclude any other or further exercise thereof or the exercise of any other right, remedy, power, privilege or defense nor shall any failure to specify any Default or Event of Default in this Agreement constitute any waiver of such Default or Event of Default. The rights, remedies, powers, privileges and defenses provided for herein, in the Credit Agreement and the other Loan Documents are cumulative and, except as expressly provided hereunder, may be exercised separately, successively or concurrently at the sole discretion of the Agent and the Lenders, and are not exclusive of any rights, remedies, powers, privileges and defenses provided at law, in equity or otherwise, all of which are hereby expressly reserved. Notwithstanding the existence or content of any communication by or between the Credit Parties and the Agent or any Lender, or any of their representatives, including, but not limited to, any Agent, regarding any Default or Event of Default, no waiver, forbearance, or other similar action by the Agent or any Lender with regard to such Default or Event of Default, whether now existing or hereafter arising under the Credit Agreement or any of the other Loan Documents, shall be effective unless the same has been reduced to writing and executed by an authorized representatives of the percentage of Lenders required under the applicable provisions of the Credit Agreement, the applicable Credit Parties and every other entity deemed necessary or desirable by the percentage of Lenders required under the applicable provisions of the Credit Agreement.

Forbearance Agreement

Section 8. Release. (a) Each Credit Party, on behalf of itself, its Subsidiaries and Affiliates (including, without limitation, William J. Rouhana, Jr. and his affiliated entities), and each of their successors, representatives, assignees and, whether or not claimed by right of, through or under any Credit Party, past, present and future employees, agents, representatives, officers, directors, members, managers, principals, affiliates, shareholders, trustees, consultants, experts, advisors, attorneys and other professionals (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby fully, finally, and forever remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Agent and the Lenders, and the Agent’s and each Lender’s respective successors, representatives, assignees and past, present and future employees, agents, representatives, officers, directors, members, managers, principals, affiliates, shareholders, trustees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, defenses, rights of setoff, charges, demands, counterclaims, suits, debts, obligations, liabilities, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including, without limitation, any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, actual or constructive fraudulent transfer or fraudulent conveyance or voidable transaction law or similar claim, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence, any “lender liability” or equitable subordination or recharacterization claims or defenses, including all those arising under the Bankruptcy Code or otherwise and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, circumstance, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with, in respect of or relating to the Credit Agreement or any other Loan Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”).

Notwithstanding the foregoing, in the event that (i) the Lenders terminate the Forbearance Period solely pursuant to clause (iv) of the definition of Forbearance Termination Date (other than as a result of any Event of Default arising from a breach of a Subject Provision or any Event of Default under Section 7.01(h) or (i) of the Credit Agreement) and (ii) such termination by the Lenders is determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from bad faith of the Lenders, then solely in such circumstances the foregoing release shall be null and void.   For purposes of the foregoing sentence, the term "Subject Provision" shall mean each of Section 5.16, Section 5.17, Section 5.18, Section 5.19, Section 5.20, Section 5.21(a), the final sentence of Section 6.06, Section 6.12 and Section 6.13 of the Credit Agreement as amended on the date hereof.

Forbearance Agreement

(b) Each of the Releasing Parties understands, acknowledges and agrees that such Releasing Party is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each of the Releasing Parties expressly waives and relinquishes any rights and benefits that such Releasing Party may have under Section 1542 or any other statute (whether in California, Delaware or elsewhere) or common law principle of any jurisdiction with a similar effect to the full extent that it may lawfully waive all such rights and benefits pertaining to the subject matter hereof.  In connection with such waiver and relinquishment, each Releasing Party hereby acknowledges that such Releasing Party may hereafter discover facts in addition to, or different from, those that such Releasing Party now knows or believes to exist with respect to the subject matter of this release, but it is such Releasing Party’s intention to fully, finally and forever settle and release any and all Claims and causes of action as set forth in this Section 8, known or unknown, suspected or unsuspected, which do now exist, may exist or heretofore have existed with respect to the subject matter of this release.  In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different claim of fact.

(c)  Each of the Releasing Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(d)  Each Releasing Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(e)  Each Releasing Party hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Lender Party that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Lender Party on the basis of any Claim released, remised and discharged by such Releasing Party pursuant to this Section 8.

Section 9. Confirmation of Guaranty and Security Documents. Each of the Credit Parties hereby confirms and ratifies all of its obligations under the Loan Documents to which it is a party, and each of the Guarantors hereby confirms its obligations under Section 2 of the Subsidiary Guarantee Agreement. By its execution on the respective signature lines provided below, each of the Credit Parties hereby confirms and ratifies all of its obligations and the Liens granted by it under the Security Documents to which it is a party and confirms that all references in such Security Documents to the “Credit Agreement” (or words of similar import) refer to the Credit Agreement without impairing any such obligations or Liens in any respect.

Forbearance Agreement

Section 10. Amendments. No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Borrowers and the Required Lenders (or Agent acting at the direction of the Required Lenders).

Section 11. Miscellaneous. Except as herein expressly provided, the Credit Agreement and each of the other Loan Documents shall remain unchanged and in full force and effect. This Agreement shall constitute a “Loan Document” under the Credit Agreement. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without application of any choice of law provisions that would require the application of the law of another jurisdiction.

[signature pages follow]

Forbearance Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWERS:

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: Chief Executive Officer

REDBOX AUTOMATED RETAIL, LLC

By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: Chief Executive Officer

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GUARANTORS:

757 FILM ACQUISITION LLC
A SHARP, INC.
AT HOME WITH, LLC
BD PRODUCTIONS, LLC
CHICKEN SOUP FOR THE SOUL STUDIOS, LLC
CHICKEN SOUP FOR THE SOUL TELEVISION GROUP, LLC
CRACKLE PLUS LLC
CSS AVOD INC.
CSSESIG, LLC
DIGITAL MEDIA ENTERPRISES LLC
DIRTY POOL, LLC
GFBS2, LLC
HALCYON STUDIOS, LLC
HALCYON TELEVISION, LLC
ITBB, LLC
LANDMARK STUDIO GROUP, LLC
LGBT TALK, LLC
LOCOMOTIVE GLOBAL, INC.
LSG2020, INC.
MUTUAL AID LLC
PET CAVES, LLC
PH2017, LLC
PIVOTSHARE, INC.
POWERSLAM, LLC
RB SECOND MERGER SUB LLC
REDBOX INCENTIVES, LLC
REDWOOD INTERMEDIATE, LLC
RSHOOD2017, LLC
SAFEHAVEN 2020 INC.
SCREEN MEDIA FILMS, LLC
SCREEN MEDIA VENTURES, LLC
SMV CONTENT, LLC
THE FIXER 2018, LLC
TOFG, LLC
VRP2018, LLC
VRPTC, LLC
WEDDING PRODUCTIONS LLC

By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: Chief Executive Officer

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FOR PURPOSES OF SECTIONS 5.06 AND 8:

CHICKEN SOUP FOR THE SOUL PRODUCTIONS

By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: Chief Executive Officer

CHICKEN SOUP FOR THE SOUL LLC

By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: Chief Executive Officer

FOR PURPOSES OF SECTION 8:

/s/ William J. Rouhana, Jr.

William J. Rouhana, Jr., on behalf of himself and his affiliated entities

Forbearance Agreement

AGENT:

HPS INVESTMENT PARTNERS, LLC, as Administrative Agent and Collateral Agent

By:	/s/ Daniel Wallitt
Name: Daniel Wallitt
Title: Managing Director

Forbearance Agreement

LENDERS:

[As in final executed document]

By: HPS Investment Partners, LLC, Its Investment Manager

By:	/s/ Daniel Wallitt
Name: Daniel Wallitt
Title: Managing Director

Forbearance Agreement

Exhibit A

Restructuring Term Sheet

Forbearance Agreement